EXHIBIT 1

HOLLYWOOD ENTERTAINMENT EDU HOLDING, INC.

Audit Committee Charter

Purpose

The Audit Committee (“Committee”) of the Board of Directors (“Board”) of Hollywood Entertainment EDU Holding, Inc. ( the “Company”) is appointed and given authority by the Board to:

1.	Assist the Board in monitoring
a.	The integrity of the financial reporting process, systems of internal controls and financial statements and reports of the Company; and
b.	The compliance by the Company with legal and regulatory requirements.
2.	Be responsible for the appointment, compensation and oversight of the Company’s independent auditors (the “Auditors”).
3.	Resolve disagreements between management and the Auditors.

Committee Membership

The Committee shall consist of no fewer than two members, as determined annually by the Board.  The members of the Committee shall meet the independence and expertise requirements of the American Stock Exchange, Nasdaq National Market, or any other exchange on which the Company’s securities are traded, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Committee members shall not serve simultaneously on the audit committees of more than three other public companies without the approval of the full Board.

Qualifications

 All members of the Committee shall be able to read and understand fundamental financial statements (including a company’s balance sheet, income statement, and cash flow statement) and at least one member must either have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities or be an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).  Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or by outside organizations.

Committee members shall not serve simultaneously on the Committees of more than three other public companies without the approval of the full Board.

The members of the Committee shall be appointed annually by the Board.  Committee members may be replaced by the Board at any time for good cause as determined by the Board.  The Board shall designate the Chairperson of the Committee.  The Board shall determine whether at least one member of the Committee qualifies as a “financial expert” within the meaning of the Exchange Act, and cause such determination to be disclosed in the Company’s filings as required by applicable SEC rules.

1 of 10

Responsibility and Authority

The basic responsibility of the members of the Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

 In discharging that obligation, members should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside auditors, attorneys and advisors, to the fullest extent permitted by applicable law.

Pursuant to the Bylaws of the Corporation, the Committee shall have and may exercise all the powers and authority of the Board in all matters required, necessary or reasonable in the performance of the Committee purpose, responsibility and functions described in this Charter.

The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

The Committee shall oversee the integrity of the audit process, financial reporting and internal accounting controls of the Company, oversee the work of the Company’s management and the Auditors in these areas, oversee management’s development of, and adherence to, a sound system of internal accounting and financial controls, review whether the Auditors objectively assess the Company’s financial reporting, accounting practices and internal controls, and provide an open avenue of communication between the Auditors and the Board.

Under the oversight of the Committee and the Board, it is the responsibility of:

1.
Management of the Company and the Auditors, to plan and conduct financial audits and to determine that the Company’s financial statements and disclosures are complete and accurate in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations and fairly present, in all material respects, the financial condition of the Company.

2.	Management of the Company, to assure compliance by the Company with applicable legal and regulatory requirements.
3.	Management of the Company, to review the Company’s internal transactions and accounting which do not require involvement in the detailed presentation of the Company’s financial statements.

Responsibility Regarding Auditors

The Committee shall be directly responsible for the appointment (subject, if applicable, to shareholder ratification), compensation and oversight of the work of the Auditors, including without limitation retention, terms of engagement, evaluation and termination of the Auditors.  The Committee shall also be responsible for the resolution of any disagreements between management and the Auditors, including without limitation disputes regarding accounting, internal control and auditing matters.  The Auditors shall report directly to the Committee.

The Committee shall evaluate, at least annually, the qualifications, performance and independence of the Auditors, including considering whether the Auditors’ quality controls are adequate and the provision of non-audit services is compatible with maintaining the Auditors’ independence, and taking into account the opinions of management.  The Committee shall present its conclusions to the Board.

2 of 10

The Committee shall oversee the rotation of the Auditor’s lead or coordinating audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least once every five years, and oversee the rotation of other audit partners, in accordance with the rules of the SEC.

Meetings and Reports

The Committee shall meet at least quarterly with management and the Auditors in separate executive sessions to discuss matters for which the Committee has responsibility. The Committee shall make regular reports to the Board.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Committee shall annually review its own performance.

The Committee shall periodically communicate with management, in order to obtain and review information concerning adopted accounting principles and internal controls, and the impact of each on the quality and reliability of the Company’s financial statements.

The Committee shall review and discuss quarterly reports from the Auditors on:

1.	Critical accounting policies and practices to be used by the Company and the Auditors.
2.
Alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments.

3.
The internal controls adhered to by the Company, management, and the Company’s financial and accounting personnel, and the impact of each on the quality and reliability of the Company’s financial reporting.

4.	The adoption of, or changes to, the Company’s significant accounting principles and practices as suggested by the Auditors or management.
5.	Other material written communications between the Auditors and management.
6.	The Committee shall obtain and review a report from the Auditors at least annually regarding:
a.	The Auditors’ internal quality-control procedures.
b.
 Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm; and any steps taken to deal with any such issues.

c.
All relationships between the Auditors and the Company, including the writtendisclosures and the letter required by Independence Standards Board Standard 1, as that standard may be modified or supplemented from time to time.

7.
The Committee shall meet at least quarterly, or more frequently as it determines necessary or appropriate.  The Chairperson shall preside at each meeting; in the absence of the Chairperson, one of the other members of the Committee shall be designated as the acting chair of the meeting.  The Chairperson may direct appropriate members of management and staff to prepare draft agendas and related background information for each Committee meeting.  The draft agenda shall be reviewed and approved by the Chairperson in advance of distribution to the other Committee members.  Any background materials, together with the agenda, should be distributed to the Committee members sufficiently in advance of the meeting.  All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting, prepared by any person in attendance designated by the Chairperson, in the form approved by the Committee, shall be copied to the full Board and duly filed in the Company records.

3 of 10

8.
Reports of meetings of the Committee shall be made to the Board at its next regularly scheduled meeting following the Committee meeting, accompanied by any recommendations to the Board approved by the Committee.  The report to the Board may take the form of an oral report by the Chairperson.

The Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or Auditors to attend, or not attend, any meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Independent Counsel and Advisors

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting and other advisers. In addition to individual compensation to members for serving on the Committee as reasonably determined by the Board, the Company shall provide appropriate funding, as determined by the Committee, for payment of (i) compensation to the Auditors for the purpose of rendering or issuing an audit report, (ii) compensation to any advisers employed by the Committee, (iii) obtaining any insurance coverage deemed reasonable or necessary by the Committee, and (iv) funding ordinary administrative expenses of the Committee that it deems reasonable or necessary in carrying out its duties, subject only to any limitations imposed by applicable laws, rules and regulations.

Pre-Approval of Permitted Services

The Committee shall pre-approve all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by the Auditors to the extent required by and in a manner consistent with applicable law, in accordance with the Committee Pre-Approval Policy.

Process for Handling Complaints

The Committee shall advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and its Code of Ethics.

As part of the Board's procedure for receiving and handling complaints or concerns about the Company’s conduct, the Committee has established procedures for confidential, anonymous submission of complaints regarding accounting or auditing matters, as set forth in the Employee Complaint Procedures for Accounting and Auditing Matters ( Pages 9-10)

Financial Statement and Disclosure Matters

In performing its functions, the Committee shall undertake those tasks and responsibilities that, in its judgment, would contribute most effectively to and implement the purposes of the Committee.  In addition to the general tasks and responsibilities noted above, the specific functions of the Committee may include the following:

1.
Review and discuss with management, and to the extent the Committee deems necessary or appropriate, outside counsel or the Auditors, the Company’s disclosure controls and procedures that are designed to ensure that the reports the Company files with the SEC comply with the SEC’s rules and forms.

4 of 10

2.
Review and discuss with management and the Auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 relating to the conduct of the audit, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

3.
Review and discuss with management and the Auditors the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis and the matters required to be discussed by SAS No. 61, prior to the filing of its Form 10-Q, including the results of the Auditors’ reviews of the quarterly financial statements.

4.
Review and discuss with management, internal or outside counsel and the Auditors (a) significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and (b) the development, selection and disclosure of critical accounting estimates and the analyses of alternative assumptions or estimates, and the effect of such estimates on the Company’s financial statements, and (c) the adequacy and effectiveness of the Company’s internal controls over financial reporting.

5.
Receive and review disclosures made to the Committee by the Company’s Chief Executive Officer  and Chief Financial Officer during their certification process for the Company’s Form 10-K and Form 10-Q about (a) any significant deficiencies in the design or operation of internal controls or material weakness therein, (b) any fraud involving management or other associates who have a significant role in the Company’s internal controls and (c) any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

Annual Report

The Committee shall prepare annually a report for inclusion in the Company’s proxy statement relating to its annual shareholders meeting.  In that report, the Committee will state whether it has: (a) reviewed and discussed the audited financial statements with management; (b) discussed with the Auditors the matters required to be discussed by SAS No. 61, as that statement may be modified or supplemented from time to time; (c) received from the Auditors the written disclosures and the letter required by Independence Standards Board Standard 1, as that standard may be modified or supplemented from time to time, and has discussed with the Auditors, the Auditors’ independence; and (d) based on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Indemnification

The Company shall, to the maximum extent and in the manner permitted by Section 145 of the Delaware General Corporation Law, indemnify each member of the Committee against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a member of the Committee and/or the Board.

Limitation of Committee's Role

With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company's financial management as well as the Auditors have more time, knowledge, and detailed information regarding the Company than do Committee members.  Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company's financial statements or any professional certification as to the Auditors' work. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

5 of 10

The Auditors are responsible for performing an audit in accordance with the Public Company Accounting Oversight Board’s rules and standards.  Management, not the Committee, is responsible for ensuring that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principals and the applicable rules and regulations of the Securities and Exchange Commission.  It also is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company's internal policies and procedures.

Audit Committee Pre-Approval Policy

Statement of Principles

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence.  Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee.  Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-Related, Tax and All Other Services that have the pre-approval of the Audit Committee.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Services

The annual Audit Services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee.  The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit Services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit Services, which are those services that only the independent auditor reasonably can provide.  The Audit Committee has pre-approved the Audit Services listed in Appendix A, Page 8.  All other Audit Services not listed in Appendix A must be separately pre-approved by the Audit Committee.

Audit-Related Services

Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor.

6 of 10

The Audit Committee believes that the provision of Audit-Related Services does not impair the independence of the auditor, and has pre-approved the Audit-Related Services listed in Appendix B ,page 8.  All other Audit-Related Services not listed in Appendix B must be separately pre-approved by the Audit Committee.

Tax Services

The Audit Committee believes that the independent auditor can provide Tax Services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence.  However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.   All Tax Services involving large and complex transactions must be separately pre-approved by the Audit Committee.

All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the independence of the auditor.

Permissible

  The SEC’s rules and relevant guidance will be consulted to determine the precise definitions of the SEC’s prohibited non-audit  services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee.  Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide the detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Executive Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

7 of 10

Appendix A

Pre-Approved Audit Services for Fiscal Year 201__

Dated:

Service Range of Fees.

Statutory audits or financial audits for subsidiaries or affiliates of the Company. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters.

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services).

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 201__

Dated:

Service Range of Fees.

Due diligence services pertaining to potential business acquisitions/dispositions.

Financial statement audits of employee benefit plans.

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.

Internal control reviews and assistance with internal control reporting requirements.

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services).

Attest services not required by statute or regulation.

8 of 10

Policy for Employee Complaint Procedures For Accounting And Auditing Matters

Any employee of Hollywood Entertainment EDU Holding, Inc. (the “Company”) or its subsidiaries may submit a good faith complaint regarding accounting or auditing matters to the management of the Company on a confidential anonymous basis without fear of dismissal or retaliation of any kind.  The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices.  The Company’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of complaints or concerns regarding questionable accounting or auditing matters.

Employee Complaints

Employees with concerns regarding Accounting Matters may report their concerns or complaints to the Company through regular mail marked CONFIDENTIAL and addressed to Ms. Hollis Liu, President

Employees may forward complaints or concerns regarding Accounting Matters on a confidential, anonymous basis directly to the Audit Committee through regular mail marked CONFIDENTIAL.

Matters Covered by These Procedures

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

2.	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

3.	Fraud or deliberate error in the recording and maintaining of financial records of the Company;

4.	Deficiencies in or noncompliance with the Company’s internal accounting controls;

5.	Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

6.	Deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

Upon receipt of a complaint, the Audit Committee will direct the Company’s general counsel or outside attorneys to (i) determine whether the complaint actually pertains to Accounting Matters, and (ii) when possible, acknowledge receipt of the complaint to the sender.

9 of 10

Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight, by the Company’s general counsel, outside attorneys, accounting personnel or such other persons as the Audit Committee determines to be appropriate:

An adequate and appropriate review will be conducted;

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee; and Confidentiality will be maintained to the fullest extent possible.

The Audit Committee may take whatever appropriate action, if any, that it determines to be appropriate in each case with regard to complaints relating to Accounting Matters.

Non-Retaliation

The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Records

At the direction of the Audit Committee, the Company’s Corporate Secretary or outside attorneys will maintain a log of all complaints, tracking their receipt, investigation and resolution.  Copies of the log and all complaints relating to Accounting Matters will be maintained until at least the close of the following fiscal year, in accordance with the Company’s standard document retention policy.

10 of 10